                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         Marquette Medical Systems, Inc.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



               Wisconsin                                39-1046671
     -----------------------------            -----------------------------
        (State of incorporation                       (IRS Employer
            or organization)                       Identification No.)



      8200 West Tower Avenue, Milwaukee, Wisconsin                 53223
   --------------------------------------------------         ---------------
        (Address of principal executive offices)                (Zip Code)



       Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class            Name of each exchange on which
         to be so registered            each class is to be registered
         -------------------            ------------------------------
                None                                 None



       Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Share Purchase Rights
                   -----------------------------------------
                                (Title of Class)

Item 1.  Description of the Registrant's Securities To Be Registered.

     On December 18, 1996, Marquette Medical Systems, Inc. (the "Company") entered into a certain Rights Agreement with Firstar Trust Company (the "Rights Agreement"), as fully described and set forth in the Form 8-A filed by the Company on December 20, 1996, with the Securities and Exchange Commission for the registration of certain Preferred Share Purchase Rights pursuant to Section 12(g) of the Securities Exchange Act of 1934, which Form 8-A is hereby incorporated by this reference in its entirety.

     On September 20, 1998, the Company entered into a certain First Amendment to Rights Agreement with Firstar Trust Company (the "Amendment"). The Amendment amends the Rights Agreement in connection with the proposed merger (the "Merger") of the Company with a subsidiary of General Electric Company pursuant to that certain Agreement and Plan of Merger dated September 20, 1998 (the "Merger Agreement"), among the Company, General Electric Company, a New York corporation ("General Electric"), and Emerald Merger Corp., a Wisconsin corporation and wholly-owned subsidiary of General Electric ("Sub").

     The Amendment amends the Rights Agreement by including in the definition of an "Exempt Person" (as set forth in Section 1 of the Rights Agreement) General Electric, Sub, and any affiliate or associate of General Electric or Sub.

     The Amendment further amends the Rights Agreement by adding a new Section 35 which provides that none of the approval, execution, or delivery of the Merger Agreement (and the other agreements contemplated by the Merger Agreement, or the consummation of any of the transactions contemplated by the Merger Agreement or such other agreements) shall cause (a) General Electric or Sub, or any affiliate or associate of General Electric or Sub to be deemed an "Acquiring Person" (as defined in Section 1 of the Rights Agreement), (b) a Shares Acquisition Date (as defined in Section 1 of the Rights Agreement) to occur, or
(c) a Distribution Date (as defined in Section 1 of the Rights Agreement) to occur.


Item 2.  Exhibits.

     1   First Amendment to Rights Agreement dated as of September 20, 1998, between Marquette Medical Systems, Inc. and Firstar Trust Company.

     2   Press release dated September 21, 1998.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        MARQUETTE MEDICAL SYSTEMS, INC.


                                        By:  /s/  Frederick A. Robertson
                                             ---------------------------------
                                             Frederick A. Robertson, President


DATED:  September 22, 1998